Ex 99.1

Silverleaf Resorts, Inc. Reports Fourth Quarter and Annual 2009 Results
Extends Share Repurchase Program

DALLAS--(BUSINESS WIRE) — March 3, 2010 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its fourth quarter and year ended December 31, 2009 and that it has extended its share repurchase program.

Financial highlights for the quarter ended December 31, 2009:

•	Net Income of $2.0 million or diluted earnings per share of $0.05

•	Vacation Interval sales of $46.7 million

Financial highlights for the year ended December 31, 2009:

•	Net income of $5.5 million or diluted earnings per share of $0.14

•	Vacation Interval sales of $241.0 million

2009 Fourth Quarter Results

Net income for the quarter ended December 31, 2009 was $2.0 million, or diluted earnings per share of $0.05, compared to net income of $1.7 million, or diluted earnings per share of $0.04, for the quarter ended December 31, 2008.

Robert E. Mead, Chief Executive Officer, commented, “We are pleased with our operating results for 2009 and our ability to remain profitable and sustain adequate liquidity despite current economic conditions. Demand for our product remains strong and we believe the outlook for 2010 is positive. We are also pleased to announce the extension of our share buyback program.”

Vacation Interval sales were $46.7 million in the fourth quarter of 2009 compared to $56.4 million in the comparable prior-year period. The decrease in Vacation Interval sales is primarily attributable to promotional pricing offered during the fourth quarter of 2009 on select products. Vacation Interval sales to existing customers comprised 61.3% and 60.3% of total Vacation Interval sales in the quarters ended December 31, 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 25.9% in the fourth quarter of 2009 versus 28.1% in the fourth quarter of 2008.

Overall, total revenues for the fourth quarter of 2009 were $53.1 million compared to $59.5 million for the fourth quarter of 2008, primarily attributable to the $5.9 million reduction in net sales.

Cost of Vacation Interval sales was 7.0% of Vacation Interval sales for the fourth quarter of 2009 compared to 7.5% in the 2008 comparable period. This decrease primarily resulted from increased sales of lower cost-basis product during the fourth quarter of 2009 versus the fourth quarter of 2008.

Sales and marketing expense as a percentage of Vacation Interval sales was 61.6% for the fourth quarter of 2009 versus 56.1% for the comparable prior-year period. The increase was primarily attributable to lower Vacation Interval sales.

Total positive net interest spread (interest income less interest expense and lender fees) increased to $9.5 million for the fourth quarter of 2009 from $7.6 million for the fourth quarter of 2008.  Interest expense and lender fees as a percentage of interest income decreased to 43.2% for the quarter ended December 31, 2009 compared to 51.1% for the same period of 2008. This decrease was primarily due to a decrease in the weighted average cost of borrowings to 6.0% for the fourth quarter of 2009 from 7.1% for the fourth quarter of 2008, partially offset by a larger average debt balance outstanding during the fourth quarter of 2009, which was $416.6 million compared to $389.7 million for the prior-year comparative period.

2009 Annual Results

Net income for the year ended December 31, 2009 was $5.5 million, or diluted earnings per share of $0.14, compared to net income of $17.9 million, or diluted earnings per share of $0.46, for the year ended December 31, 2008.  Excluding the recognition of $18.5 million additional provision for estimated uncollectible revenue in the third quarter of 2009, net income and diluted earnings per share for 2009 would have been $16.6 million and $0.43, respectively.

Vacation Interval sales were $241.0 million in 2009 compared to $256.3 million in 2008.  The decrease in Vacation Interval sales is primarily attributable to promotional pricing offered during 2009 on select products, partially offset by a favorable sales mix of higher-end products on additional interval sales to existing customers. Vacation Interval sales to existing customers comprised 62.0% and 59.8% of total Vacation Interval sales in the years ended December 31, 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was $80.3 million for the year ended December 31, 2009 versus $63.1 million for the year ended December 31, 2008, which resulted in an increase in the provision for estimated uncollectible revenue as a percentage of Vacation Interval sales to 33.3% in 2009 from 24.6% in 2008.  Cancellations during 2009 exceeded cancellations projected under the Company’s static-pool analysis of its notes receivable portfolio.  Considering an increase in cancels beyond that previously estimated, the Company increased the allowance for uncollectible notes by $18.5 million in the third quarter of 2009, above the 25.9% provision rate which had been estimated in prior months.

Overall, total revenues for the year ended December 31, 2009 decreased 10.3% to $236.8 million compared to $264.0 million for the year ended December 31, 2008.  As discussed above, the decrease is primarily attributable to the recognition of an $18.5 million additional provision for estimated uncollectible revenue in the third quarter of 2009, and a $15.3 million decrease in Vacation Interval sales, partially offset by a $3.8 million increase in interest income during the year ended December 31, 2009.

Cost of Vacation Interval sales was 9.2% of Vacation Interval sales in 2009 compared to 9.7% in 2008. This decrease primarily resulted from revisions made to future relative sales value for both 2009 and 2008 which had a greater impact on decreasing cost of sales in 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 52.2% for the year ended December 31, 2009 versus 52.7% for the same period of 2008.  The decrease in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to cost reductions in new customer marketing programs in 2009 compared to 2008.

Total positive net interest spread (interest income less interest expense and lender fees) increased to $35.8 million during 2009 compared to $32.5 million during 2008.  Interest expense and lender fees as a percentage of interest income decreased to 44.8% in the year ended December 31, 2009, compared to 46.8% for the same period of 2008. This decrease was primarily due to a decrease in the weighted average cost of borrowings to 6.0% for the year ended December 31, 2009 from 6.8% for the year ended December 31, 2008, partially offset by a larger average debt balance outstanding during 2009, which was $402.6 million compared to $367.6 million for the prior-year comparative period.

Balance Sheet

At December 31, 2009, senior credit facilities provided for loans of up to $439.5 million, of which $51.2 million was unused.  In February 2010, the Company completed the extension of two of its senior revolving credit facilities.  Considering the extension of these senior credit facilities, forecasted sales, and limited expansion plans, these senior credit facilities provide adequate liquidity through 2010. The Company is continuing to work with certain of its lenders to extend upcoming maturities as well as identify additional financing arrangements. At December 31, 2009, the Company’s senior debt consisted of 20% fixed-rate debt and 80% variable-rate debt.  However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.

Extension of Stock Repurchase Program

The Company announced its plan to extend the repurchase of its common stock under its existing stock repurchase program, which authorized the repurchase of up to two million shares of the Company’s common stock, of which 1,943,789 shares remain available for repurchase. This stock repurchase program, which was originally scheduled to expire in July 2010, has been extended and will now expire in July 2011.  The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. Repurchases may be conducted in the open market or in privately negotiated transactions.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Vacation Interval sales	$46,744	$56,411	$240,961	$256,300
Estimated uncollectible revenue	(12,107)	(15,846)	(80,322)	(63,051)
Net sales	34,637	40,565	160,639	193,249

Interest income	16,686	15,550	64,834	61,077
Management fee income	930	781	3,721	3,121
Other income	844	2,591	7,621	6,515
Total revenues	53,097	59,487	236,815	263,962

Costs and Operating Expenses:
Cost of Vacation Interval sales	3,278	4,249	22,161	24,903
Sales and marketing	28,776	31,644	125,800	135,059
Operating, general and administrative	8,841	11,403	44,513	41,154
Depreciation	1,629	1,321	6,224	4,929
Interest expense and lender fees:
Related to receivables-based credit facilities	5,260	6,331	21,864	22,213
Related to other indebtedness	1,949	1,610	7,191	6,341
Total costs and operating expenses	49,733	56,558	227,753	234,599

Income before provision for income taxes	3,364	2,929	9,062	29,363
Provision for income taxes	1,346	1,260	3,604	11,437

Net income	$2,018	$1,669	$5,458	$17,926

Basic net income per share	$0.05	$0.04	$0.14	$0.47

Diluted net income per share	$0.05	$0.04	$0.14	$0.46

Weighted average basic common shares outstanding	38,146,943	38,091,943	38,146,943	38,037,635

Weighted average diluted common shares outstanding	38,988,549	38,885,869	39,017,955	38,897,619

SILVERLEAF RESORTS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2009	2008

Cash and cash equivalents	$13,905	$11,431
Restricted cash	20,668	22,623
Notes receivable, net of allowance for uncollectible notes of $94,585 and $76,696, respectively	354,659	320,306
Accrued interest receivable	4,686	4,154
Investment in special purpose entity	-	4,908
Amounts due from affiliates	1,587	1,738
Inventories	196,010	190,318
Land, equipment, buildings, and leasehold improvements, net	51,117	55,393
Prepaid and other assets	23,856	33,951

TOTAL ASSETS	$666,488	$644,822

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$8,527	$12,701
Accrued interest payable	2,264	2,380
Unearned samplers	6,501	6,247
Income taxes payable	706	1,942
Deferred income taxes	35,342	35,114
Notes payable and capital lease obligations	395,017	369,071
Senior subordinated notes	17,956	23,121

Total Liabilities	466,313	450,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and outstanding at December 31, 2009 and 2008	381	381
Additional paid-in capital	113,447	112,976
Retained earnings	86,347	80,889

Total Shareholders' Equity	200,175	194,246

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$666,488	$644,822